Exhibit 11.2

KERZNER INTERNATIONAL LIMITED

CODE OF

BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Kerzner International Limited, a foreign private issuer with securities trading on The New York Stock Exchange (the “NYSE”) and its subsidiary companies (collectively, the “Company”) has a commitment to moral conduct, to ethical behavior and to operations within the letter and spirit of the law.  The Company’s management believes it is appropriate to periodically reiterate the Company’s policy on business conduct and ethics in this policy (the “Code”).

For the purposes of this Code, “employee” is defined as the Company’s employees, officers and directors.

The Company recognizes that it is not possible to document a code of business conduct and ethics that will define the proper conduct and ethical behavior for every situation that may arise.  As a general policy, however, the pervasive theme of the Company and its employees must be one of honesty and integrity in all transactions.  This Code provides a set of basic principles to guide employees regarding the minimum requirements expected of them.  In addition to this Code, employees are required to comply with the policies and procedures established by the Company’s Human Resources Department and applicable to the employee’s business unit.

Only conduct that is in compliance with this Code and intended to advance the proper and legal business interests of the Company is within an employee’s scope of employment.  It is important that you study them carefully and understand them, as you must abide by them.  If you have any questions about the Code, please direct them to the Company’s General Counsel, Compliance Officer, or the senior executive in your Human Resources Department.

Taking actions to prevent problems is part of our Company’s culture.  If you observe possible unethical or illegal conduct you are encouraged to report your concerns.  If you report, in good faith, what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from others.  Any employees involved in retaliation will be subject to serious disciplinary action by the Company.

Failure to abide by the guidelines addressed in this Code will lead to disciplinary actions, including dismissal where appropriate.  If you are in a situation, which you believe may violate or lead to a violation of this Code, you are urged to follow the guidelines described in Section XII of this Code.

I.                                         COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We have a long-standing commitment to conduct our business in compliance with applicable laws and regulations and in accordance with the highest ethical principles.  This commitment helps ensure our reputation for honesty, quality and integrity.

II.                                     CONFLICTS OF INTEREST

Every employee shall deal with suppliers, customers and other persons doing or seeking to do business with the Company in a manner that excludes consideration of personal advantage or which might otherwise be or appear to be inappropriate and inconsistent with the Company’s interest.    A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.

Specific policies include, but are not limited to:

1.                                       Other Employment.  Unless otherwise authorized by the Company, each employee shall devote all of his/her business time and energy to the Company and shall not engage in any other business activity without the prior written consent of the Company’s Corporate Human Resources Officer.

2.                                       Corporate Opportunities.  Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Employees are prohibited (without the consent of one of the Company’s executive officers) from (1) taking for themselves personally opportunities that are discovered through the use of corporate property, information or their position, (2) using corporate property, information or their position for personal gain and (3) competing with the Company directly or indirectly.

3.                                       Giving and Receiving Gifts.  Company employees may not give to, or receive from any person with whom the Company does or is seeking to do business, any gifts, favors or gratuities of more than a modest value (“gifts”), if the gift could be reasonably construed as an improper attempt to influence the recipient’s decisions or actions.  Whenever an employee receives a gift that violates this policy, the gift should be returned to the donor and reported to the Compliance Officer.  Company employees and representatives may not offer employment to any employee or agent of a customer for the purpose of influencing that individual to select the Company’s goods and services or otherwise favor the Company.

In adopting the above policy, the Company recognizes that business dealings include certain social and business amenities that are proper business activities and expenses.  As a general guideline, participation in activities such as sharing meals, food or beverages with business associates, hosting or attending business receptions and functions, providing, accepting or sharing transportation for business purposes, giving or receiving cards and gifts of nominal or modest value in conjunction with a holiday or other special occasion, giving or receiving marketing items that are generally distributed to a wide business audience, and similar social or business amenities can all be presumed to fall within the bounds of business etiquette and propriety.  The granting or receipt of items falling outside of these categories or of more than modest value will rarely be consistent with this policy and should be reviewed with, and approved in advance by the Compliance Officer.  To a certain extent, the concept of “modest value” is a relative term that may depend on the recipient, the type of item and the circumstances under which it is given or received.

4.                                       Protection and Proper Use of Company Assets.  Collectively, employees have a responsibility for safeguarding and making proper and efficient use of the Company’s property.  Each of us also has an obligation to prevent the Company’s property from loss, damage, misuse, theft, embezzlement or destruction.  Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability and may jeopardize the future of the Company.  Any situations or incidents that could lead to the theft, loss, misuse or waste of Company property should be reported immediately to the security department or to your supervisor or manager as soon as they come to your attention.

III.                                 PROHIBITED RECEIPTS AND PAYMENT POLICY

The Company strives to be in strict compliance with all laws and regulations that may be applicable to its business.  Employees of the Company are prohibited from:

Engaging in the following transactions to obtain business, retain business or direct business to others, or to induce a government official or employee to fail to perform or to perform improperly his or her official functions:

•                                          Payment or offer to pay anything of value, directly or indirectly, to any domestic or foreign government official or employee.

•                                          Payment or offer to pay anything of value, directly or indirectly, to any party in the form of a commercial bribe, influence payment or kickback.

•                                          Receipt or acceptance of anything of value, directly or indirectly, from any party in the form of a commercial bribe, influence payment or kickback.

Prohibited transactions do not include gifts, entertainment and similar expenses in foreign countries provided such gifts, entertainment and similar expenses meet all of the following requirements:  (i) they are legal and are made for a legitimate business purpose and not to obtain benefits not permitted by local law or to escape obligations imposed by local laws, (ii) they are modest in amount, are made in accordance with prevailing local customs and are not considered to be or have the appearance of attempting to influence any officials, or otherwise to be in violation of local law as interpreted and applied and (iii) they otherwise satisfy the prohibitions on conflicts of interest discussed in Section II (3) of this Code.

IV.                                 POLITICAL CONTRIBUTIONS

Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates.  Many local laws also prohibit corporate contributions to local political campaigns.  In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices where applicable laws make such contributions illegal.  Contributions to political campaigns must not be, or appear to be, made with or reimbursed by Company funds or resources.  Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones and fax machines.

Company employees who hold or seek to hold political office must do so on their own time, whether through vacation, unpaid leave, after work hours or on weekends.  Additionally, all persons must obtain advance approval from the Company’s Legal Department prior to running for political office to ensure that there are no conflicts of interest with Company business.

Employees may make personal political contributions as they see fit in accordance with all applicable laws.

The Company recognizes that the guidelines in the second paragraph of this Section V are not applicable to directors of the Company that do not also serve in management positions within the Company.

V.                                     PROPER ACCOUNTING AND DOCUMENT RETENTION

Employees are responsible for maintaining all records in an accurate manner and in accordance with all applicable laws, regulations, principles and standards.

Many persons within the Company record or prepare some type of information during their workday, such as time cards, financial reports, accounting records, business plans, environmental reports, injury and accident reports, expense reports, and so on.  Many people, both within and outside the Company, depend upon these reports to be accurate and truthful for a variety of reasons.  These people include our employees, governmental agencies, auditors and the communities in which we operate.  Also, the Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  We maintain the highest commitment to recording information accurately and truthfully.

In addition to policies established by the Company’s Audit Committee, specific policies include:

1.                                       All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to legal requirements and accounting principles and also to the Company’s system of internal accounting.

2.                                       No unrecorded funds or assets of the Company may be established or maintained.

3.                                       No false or misleading entries on the books and records of the Company may be made regardless of whether reporting is required by law, dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited.

4.                                       All officers and employees of the Company that are responsible for financial or accounting matters are also required to ensure full, fair, accurate, timely and understandable disclosure of information in all periodic reports required to by filed by the Company with the Securities and Exchange Commission.  This commitment and responsibility extends to the highest levels of our organization, including our chief executive officer, chief financial officer and chief accounting officer or corporate controller.

5.                                       Employees of the Company may not engage in any arrangement that results in prohibited acts.  No payment on behalf of the Company or any subsidiary will be approved without adequate supporting documentation, and no payment will be made with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

6.                                       Documents may only be destroyed in compliance with Company document retention and destruction procedures.  Notwithstanding these procedures, no document may ever be destroyed during a pending investigation or litigation.

VI.                                 DEALING WITH AUDITORS

No employee shall (i) make a false or misleading statement to any internal auditor or investigator or to any independent public or certified accountant or investigator engaged by the Company, nor shall any employee conceal or fail to reveal any information necessary to make the statements to such auditor or investigator not false or misleading or (ii) take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company.

VII.                             USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION

Information is one of our most valuable corporate assets, and open and effective dissemination of information is critical to our success. However, much of our Company’s business information is confidential or proprietary.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or our customers, if disclosed.

It is also our Company’s policy that all employees must treat what they learn about our customers, joint venture partners and suppliers and each of their businesses as confidential information.  The protection of such information is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons.  Confidential information to such person is information it would consider private, which is not common knowledge outside of that company and which an employee of the Company has learned as a result of his or her employment by the Company.

Employees of the Company are prohibited, except as required by law or as specifically authorized by the Company’s Legal Department, from:

1.                                       During the term of their employment and thereafter, disclosing, directly or indirectly, to anyone outside the Company, confidential information concerning the Company.  Examples of such information include:

•                                          Financial data (operating results, capital plans and expenditures, budget, etc.);

•                                          Development plans and strategies;

•                                          Business plans and strategies;

•                                          Customer and supplier lists and identity of outside consultants;

•                                          Confidential information obtained during the course of employment about another company, joint venturer, supplier or other person;

•                                          Marketing plans, strategies, analyses and research;

•                                          Advertising plans, strategies, analyses and research; and

•                                          Organization charts, grade and salary data, and policy and procedure manuals.

2.                                       During the term of their employment and thereafter, selling confidential or personal information about our customers or sharing such information with any third party except with the customer’s consent or as required by law.

3.                                       Following their employment, using, directly or indirectly, any confidential information concerning the Company.

Employees of the Company should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel can see it, whether at work, at home, in public places or elsewhere. Situations that could result in inadvertent disclosure of such information include: discussing confidential information in public (for example, in restaurants, elevators or airplanes); talking about confidential information on mobile phones; working with sensitive information in public using laptop computers; and transmitting confidential information via fax.  Within the workplace, do not assume that all Company employees, contractors or subsidiary personnel should see confidential information.

It is the responsibility of every Company employee to help preserve our confidential information by also adhering to the policies and procedures set forth in the Company’s Confidential Information and Policy Statement.

VIII.                         TRADING IN COMPANY SECURITIES

There are instances where our employees have information about the Company, its subsidiaries or affiliates or about a company with which we do business that is not known to the investing public.  Such inside information may relate to, among other things: plans; new products or processes; mergers, acquisitions or dispositions of businesses or securities; problems facing the Company or a company with which we do business; sales; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information.

If the information is such that a reasonable investor would consider the information important in reaching an investment decision, then the Company employee who holds the information must not buy or sell Company securities, nor provide such information to others, until such information becomes public.  Further, employees must not buy or sell securities in any other company about which they have such material non-public information, nor provide such information to others, until such information becomes public.  Usage of material non-public information in the above manner is not only illegal, but also unethical.  Employees who involve themselves in illegal insider trading (either by personally engaging in the trading or by disclosing material non-public information to others) will be subject to immediate termination.  The Company’s policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading.

The Company has specific rules that govern trades in Company securities by employees.  The above description is qualified in its entirety by reference to the Kerzner International Limited Trading Policy.

Employees may need assistance in determining how the rules governing inside information apply to specific situations and should consult the Company’s Legal Department in these cases.

IX.                                EMPLOYMENT PRACTICES

To compete successfully, the Company must be a place where talent prevails and where people are free to perform to their highest potential.

Basing employment and advancement on anything other than a person’s ability and performance is inexcusable and clearly against the Company’s best interests.  As has always been the case, we are firmly committed to providing equal employment opportunities to all individuals and will not tolerate any illegal discrimination or harassment of any kind.  We do not discriminate against job applicants or employees because of race, religion, color, national origin, gender, age, marital status, sexual orientation, veteran status, handicap or disability.  We will also not tolerate any behavior that fosters an environment of harassment or “jokes” based on a person’s sex, physical characteristics or cultural differences.  We demand the same from our suppliers and vendors.  These policies apply to both applicants and employees and in all phases of employment, including recruiting, hiring, placement, training and development, transfer, promotion, demotion, performance reviews, compensation and benefits, and separation from employment.

All levels of supervision are responsible for monitoring and complying with the Company’s policies and procedures for handling employee complaints concerning harassment or other forms of unlawful discrimination.  Employees who have experienced conduct they believe is contrary to the Company’s anti-discrimination policies have a legal right to take advantage of the complaint procedure contained within that policy.  An employee’s failure to exercise rights under the Company’s complaint procedure could affect his or her right to pursue legal action.  Because employment-related laws are complex and vary from state to state and country to country, supervisors should obtain the advice of the Company’s Human Resources or Legal Department in advance whenever there is any doubt as to the lawfulness of any proposed action or inaction.

X.                                    ANTITRUST

The Company believes that the welfare of consumers is best served by economic competition.  Our policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition and fair dealing laws in all the markets in which we operate.  We seek to excel while operating honestly and ethically, never through taking unfair advantage of others.  Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees.  No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition.  We are all required to comply with these laws and regulations.  Employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand our standards and are familiar with applicable competition laws.  Because these laws are complex and can vary from one jurisdiction to another, employees should seek the advice of the Company’s Legal Department when questions arise.

XI.                                REPORTING ILLEGAL OR UNETHICAL BEHAVIOR; COMPLIANCE PROCEDURES

As an employee of the Company, you are expected to conduct yourself in a manner appropriate for your work environment, and are also expected to be sensitive to and respectful of the concerns, values and preferences of others.  You are encouraged to promptly report any practices or actions that you believe to be inappropriate.

We have described in each section above the procedures generally available for discussing and addressing ethical issues that arise.  Speaking to the right people is one of your first steps to understanding and resolving what are often difficult questions.  As a general matter, if you have any questions or concerns about compliance with this Code or you are just unsure of what the “right thing” is to do, you are encouraged to speak with your supervisor, manager or other appropriate persons within the Company.  If you do not feel comfortable talking to any of these persons for any reason, you should call or write the Company’s Legal Department or the Compliance Officer.  In addition, you may contact the Company’s confidential Ethics Hot Line.  The contact information for the Company’s Ethics Hot Line is available through the Company’s intranet web site under the Human Resources bulletin board.  Each of these offices has been instructed to register all complaints, brought anonymously or otherwise, and direct those complaints to the appropriate channels within the Company.

Accounting/Auditing Complaints:  The law also requires that we have in place procedures for addressing complaints concerning auditing issues and procedures for employees to anonymously submit their concerns regarding accounting or auditing issues.  Complaints concerning accounting or auditing issues will be directed to the attention of the Company’s Audit Committee, or the appropriate members of that committee.  For direct access to the Company’s Audit Committee, please address your auditing and accounting related issues or complaints to:

Chairman, Audit Committee
Kerzner International Limited
Atlantis Paradise Island
Coral Towers Executive Offices
Paradise Island, The Bahamas

XII.                            WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any change in or waiver of this Code for executive officers (including our chief executive officer, chief financial officer, controller or principal accounting officer) or directors may be made only by the Board of Directors or committee thereof and will be promptly disclosed to the extent required by law or stock exchange regulation.

XIII.                        MISCELLANEOUS

1.                                       Contractual Commitments.  All leases, contracts and agreements must be in writing and approved in accordance with established procedures.

2.                                       Intellectual Property Rights.  Our Company depends on intellectual property, such as trade secrets, trademarks and copyrights, as well as business, marketing and expansion plans, pricing policies, marketing ideas, customer information and databases, records, salary information and any unpublished financial data and reports, for its continued vitality.  If our intellectual property is not protected, it becomes available to other companies that have not made the significant investment that our Company has made to produce this property and thus gives away some of our competitive advantage.  All of the rules stated above with respect to confidential information apply equally to proprietary information.

Certain employees are required to sign a proprietary information agreement that restricts disclosure of proprietary, trade secret and certain other information about the Company, its joint venture partners, suppliers and customers. The policy set forth in this Code applies to all employees, without regard to whether such agreements have been signed.  It is the responsibility of every Company employee to help protect our intellectual property by also adhering to the policies and procedures set forth in the Company’s Confidential Information and Policy Statement.  Management at all levels of the Company is encouraged to foster and maintain awareness of the importance of protecting the Company’s intellectual property.

3.                                       Legal Proceedings.  In order to provide the Company with the information necessary to maintain its position in the industry, each employee has the affirmative obligation to notify in writing the Company’s General Counsel or Compliance Officer in the event of any of the following:

•                                          The employee is named in a lawsuit as defendant, plaintiff or third-party related to Company business.

•                                          The employee is arrested, indicted or convicted of any crime or disorderly person’s offenses, excluding traffic violations.

•                                          The employee is subpoenaed to testify or produce evidence in any matter related to Company business.

•                                          The employee is the subject of an investigation or questioned by any law enforcement or regulatory agency related to Company business.

•                                          The employee is named in a complaint filed by any regulatory agency.

4.                                       Company Policies and Procedures.  All employees shall comply with all policies and procedures of the Company and shall notify their supervisor of any known noncompliance by the Company or other employees.

5.                                       Employment Contracts.  No employee has the authority to enter into any agreement on behalf of the Company concerning employment of any individual without the approval of the Human Resources Department.

6.                                       Whistleblower Protection.  You should know that if you report in good faith what you suspect to be illegal or unethical activities, you should not be concerned about retaliation from others.  Any employees involved in retaliation will be subject to serious disciplinary action by the Company.  Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. securities law violations and other federal offenses.

7.                                       Employee Certification.  Certain employees of the Company will be requested to sign a certification at the time of their initial hiring and periodically thereafter, affirming a knowledge and understanding of this policy on business conduct and stating they have fully complied with the policy and, to the extent they have a knowledge of any violations of the policy, they have reported the same to the Company’s corporate Human Resources officer, General Counsel or Compliance Officer.

8.                                       Disciplinary Action.  No Code can address all specific situations. It is, therefore, each employee’s responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense.  If something seems unethical or improper, it likely is.  Always remember:  If you are unsure of what to do in any situation, seek guidance of the Company’s Legal Department or Compliance Officer before you act.

Employees who violate this Code shall be disciplined in a manner commensurate with the violation.  Such discipline, in appropriate cases, may include restitution, reassignment to a different department, suspension or termination of employment.  Each employee has a serious obligation to adhere to this Code, including an obligation to seek clarification and prior approval of questionable acts, relationships and transactions.  All employees are expected to cooperate in internal investigations of misconduct.

9.                                       Compliance Committee.  The Company has formed a Compliance Committee charged with implementing and overseeing the establishment of the highest moral and ethical values through, among other things, the development and enforcement of this Code.

XIV.                        CONCLUSION

The preceding discussion of Company policy on business conduct and ethics is not meant to be, and in no way can be, all-inclusive.  If you have a question regarding your business conduct or ethical issues relating thereto, do not hesitate to discuss the question either with the person to whom you report, your Human Resources Department, any executive officer of the Company or the Company’s Compliance Officer.  Certain employees and other designated personnel will be required to sign a certification at the time of their initial hiring and periodically thereafter, affirming a knowledge and understanding of this policy on business conduct and stating they have fully complied with the policy and, to the extent they have a knowledge of any violations of the policy, they have reported the same to the Company’s corporate Human Resources officer, General Counsel or Compliance Officer.  No employee will be retaliated against or penalized in any other way for reporting, in good faith, any violation of this Code.

Kerzner International Limited

Code of Business Conduct and Ethics

Acknowledgement Form

Compliance Officer,

Kerzner International Limited

Dear Sir:

This letter is to confirm that, as an employee of Kerzner International Limited or one or more of its subsidiaries (collectively, the “Company”), I acknowledge the following:

1.               I have received a copy of the Company’s Business Code of Conduct and Ethics (the “Code”).

2.               I have read the Code and understand the requirements.

3.               I will fully comply with the Code.

4.               To the extent that I obtain knowledge of any violations of the Code, I will report such violations to the Company’s General Counsel or Compliance Officer.

Signature

Print Name

Date